Amendment No. 2

Dated February 28, 2022

to

Schedule A

to the

Investment Advisory Agreement

between

Oak Associates, ltd.

and

Oak Associates Funds

Dated December 31, 2019

Schedule A

Fund:	Fee:
White Oak Select Growth Fund	0.74%
Pin Oak Equity Fund	0.74%
Red Oak Technology Select Fund	0.74%
Black Oak Emerging Technology Fund	0.74%
Live Oak Health Sciences Fund	0.74%
Rock Oak Core Growth Fund	0.74%
River Oak Discovery Fund	0.74%

The parties duly executed this second amendment to Schedule A as of February 28, 2022.

Oak Associates, ltd.	Oak Associates Funds
On behalf of each series of the Trust

By: /s/ Charles A. Kiraly	By: /s/ Charles A. Kiraly

Name: Charles A. Kiraly	Name: Charles A. Kiraly

Title: Director of Mutual Fund Administration	Title: President